United States
Securities and Exchange Commission
Washington, D.C. 20549

FORM 8-K

Current Report Pursuant to
Section 13 or 15(d) of the Securities Exchange Act of 1934

March 15, 2018
Date of Report (Date of earliest event reported)

SAKER AVIATION SERVICES, INC.
(Exact name of registrant as specified in its charter)

Nevada	000-52593	87-0617649
(State of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

20 South Street, Pier 6 East River, New York, NY		10004
(Address of principal executive offices)		(Zip Code)

(212) 776-4046
(Registrant’s telephone number, including area code)

Not applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement.

On March 15, 2018 (the “Agreement Date”), Saker Aviation Services, Inc. (the “Company”) entered into a loan agreement (the “Loan Agreement”) with KeyBank National Association (the “Bank”), pursuant to which the Bank has provided the Company with the following credit facilities:

The Acquisition Loan Facility

Pursuant to a multiple draw demand note dated as of the Agreement Date (the “Acquisition Note”), the Company may, at the discretion of the Bank, borrow up to an aggregate amount of $2,500,000, to be used for the acquisition by the Company of one or more business entities. The Company is required to make consecutive monthly payments of interest, calculated at a rate per annum equal to one-day LIBOR (adjusted daily) plus 2.75%, on any outstanding principal balance under the Acquisition Note from the date of its issuance through September 15, 2018 (the “Conversion Date”).

At any time through and including the Conversion Date, at the Bank’s discretion, the Company may request that any loan made under the Acquisition Note be converted into a term loan that will be repaid in full, including accrued interest, by consecutive monthly payments over a 48-month Amortization Period beginning after the Conversion Date. For any loan outstanding that is not converted into a term loan in or before the Conversion Date, the Company will also begin making consecutive monthly payments of principal and interest after the Conversion Date, over a 48-month Amortization Period, after which the remaining unpaid principal and accrued interest shall become due and payable.

All loans under the Acquisition Note shall, after the Conversion Date, accrue interest at a rate per annum equal to the Bank’s four year cost of funds rate plus 2.5%.

The Revolving Loan Facility

Pursuant to a revolving line of credit note dated as of the Agreement Date (the “Revolver Note”), the Company may, at the discretion of the Bank, borrow up to $1,000,000. The Revolver Note is a demand note with no stated maturity date. Borrowings under the Revolver Note will bear interest at a rate per annum equal to one-day LIBOR (adjusted daily) plus 2.75%. The Company will make monthly payments of interest on any outstanding principal balance under the Revolver Note and is required to pay the entire balance, including principal and all accrued and unpaid interest and fees, upon demand by the Bank.

The Term Loan Facility

The Bank has extended a term loan to the Company in the principal amount of $338,481.86, pursuant to a note dated as of the Agreement Date (the “Term Note”). The Company will pay interest on the outstanding principal balance of the Term Note at a fixed rate of 4.85% per annum and is required to repay the outstanding balance of the Term Note in equal consecutive monthly installments of principal and interest over a 48-month period (“Amortization Period”).

Under the Loan Agreement, the Company has covenanted to maintain a minimum operating cash flow to fixed charges ratio of not less than 1.20 to 1.00. The Company has also covenanted under the Loan Agreement to maintain a total debt to tangible net worth ratio of not more than 2.0 to 1.0 at the end of each fiscal year.

In connection with the Loan Agreement, the Company has granted the Bank a security interest in all of the Company’s property and assets, pursuant to a security agreement entered into by and between the Company and the Bank on the Agreement Date (the “Security Agreement”).

Each of the Loan Agreement, the Revolver Note, the Term Note, the Acquisition Note and the Security Agreement contains such other terms and conditions customary to similar agreements and instruments.

Item 1.02	Termination of a Material Definitive Agreement.

The Company entered into the Loan Agreement to, among other things, pay off and terminate its prior credit facility with PNC Bank, National Association, entered into on May 17, 2013 (the “Prior Credit Facility”) and to support the Company’s anticipated working capital needs. As of the Agreement Date, $338,481.86 was outstanding under the Prior Credit Facility. In order to pay off this amount, the Company utilized the loan extended to it under the Term Note.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

      The disclosure contained in Item 1.01 of this Current Report on Form 8-K is incorporated into this Item 2.03 by reference.

Item 9.01	Financial Statements and Exhibits

(d)  Exhibits

Exhibit No.	Description

4.1	Revolver Note, dated as of March 15, 2018

4.2	Term Note, dated as March 15, 2018

4.3	Acquisition Note, dated as of March 15, 2018

10.1	Loan Agreement entered into by and between the Company and the Bank, dated as of March 15, 2018

10.2	Security Agreement entered into by and between the Company and the Bank, dated as March 15, 2018

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 21, 2018		saker aviation services, inc.

	By:	/s/ Ronald J Ricciardi
Ronald J. Ricciardi
President